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                                                                    Exhibit 21.1

                                  Subsidiaries


         Name                                State of Incorporation or Formation
         ----                                -----------------------------------

Kohl's Department Stores, Inc.                       Delaware

Kohl's Investment Corporation                        Delaware

Kohl's Illinois Corporation*                         Nevada

Kohl's Pennsylvania, Inc.*                           Pennsylvania

Kohl's New York DC, Inc.                             Nevada

Kohl's Texas, L.L.C.*                                Delaware

Kohl's Texas Limited Partner, L.L.C.*                Delaware

Kohl's Texas, L.P.                                   Texas

Kohl's Indiana, Inc.*                                Delaware

Kohl's Indiana, L.P.                                 Delaware


*These subsidiaries are wholly owned subsidiaries of Kohl's Department Stores, Inc.